Filed Pursuant to Rule 433

Registration No. 333-254632-01

Florida Power & Light Company

Pricing Term Sheet

January 12, 2022

Issuer:	Florida Power & Light Company

Designations:	Floating Rate Notes, Series due January 12, 2024

Registration Format:	SEC Registered

Principal Amount:	$1,000,000,000

Date of Maturity:	January 12, 2024

Interest Payment Dates:	Quarterly in arrears on January 12, April 12, July 12 and October 12 of each year, beginning April 12, 2022

Coupon Rate:	Floating rate based on Compounded SOFR plus 0.38%, calculated quarterly

Price to Public:	100.00% of the principal amount thereof

Redemption:	Redeemable at any time on or after July 12, 2022, in whole or in part, at 100% of the principal amount, plus any accrued and unpaid interest

Trade Date:	January 12, 2022

Settlement Date:	January 14, 2022

CUSIP / ISIN Number:	341081 GH4/ US341081GH47

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)
Fitch Ratings, Inc.	“A+” (stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers:

ANZ Securities, Inc.

Cowen and Company, LLC

DNB Markets, Inc.

Intesa Sanpaolo S.p.A.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Natixis Securities Americas LLC

Synovus Securities, Inc.

Junior Co-Managers:

C.L. King & Associates, Inc.

MFR Securities, Inc.

R. Seelaus & Co., LLC

Concurrent Offering:	$1,500,000,000 principal amount of the Issuer’s 2.45% First Mortgage Bonds, Series due February 3, 2032. The offerings are not contingent upon each other.

*

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Compounded SOFR” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated January 12, 2022, with respect to the Notes (“Preliminary Prospectus Supplement”).

The Issuer is only offering these Floating Rate Notes and not any Fixed Rate Notes (as defined in the Preliminary Prospectus Supplement).

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.